Exhibit 10.1

Schedule of Grants of Restricted Stock and Incentive Stock Options

to Directors and Executive Officers on August 17, 2006

	Restricted Stock	Incentive Stock Options
Jon A. DeLuca President, Chief Executive Officer and Director	225,000	75,000

Charles Wiesenhart Jr. Vice President – Finance & Chief Accounting Officer	50,000	—

Thomas Brown Senior Vice President – Sales and Marketing	82,000	—

Timothy P. Bradley Director	6,000	—

Oskar Brecher Director	6,000	—

Adam M. Brodsky Director	6,000	—

Roy D. Farmer III Director	6,000	—

Robert E. LaBlanc Director	6,000	—

Michael S. Liss Chairman	6,000	—

Charles J. Mahoney Director	6,000	—

Richard E. Sayers Vice Chairman	9,000	—